Exhibit 10.37

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered into as of November 29, 2010 by Robert P. Hickey, currently residing at 92 Gooseneck Point Rd., Oceanport, NJ 07757(the “Executive”), and SyntheMed, Inc., a Delaware corporation (the “Company”).  Executive and Company are sometimes referred to collectively as, the “Parties.”

WHEREAS, Executive is employed by the Company as President, Chief Executive Officer and Chief Financial Officer pursuant to an Employment Agreement, dated as of October 1, 2008, between the Company and Executive (the “Employment Agreement”) and serves as a member of the Board of Directors (the “Board”) of the Company;

WHEREAS, the Company has entered into a Change of Control Agreement dated as of June 19, 2006 with Executive (the “Change of Control Agreement”) pursuant to which Executive would be entitled to certain additional compensation in the event Executive’s employment with the Company is terminated under circumstances involving a change of control of the Company as described therein;

WHEREAS, the Company has entered into an indemnification agreement dated as of May 29, 1996 with the Executive (the “Indemnification Agreement”) pursuant to which, among other things, the Executive may be entitled to indemnification under the circumstances described therein;

WHEREAS, the Company has entered into a letter of intent (the “Letter of Intent”) with Pathfinder, LLC (“Pathfinder”) covering (i) an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Pathfinder, LLC, pursuant to which, among other things, Pathfinder would become a wholly-owned subsidiary of the Company, the ownership interests in Pathfinder would convert into a controlling number of shares of the Company and management of the Company and members of the Board would consist of individuals designated by Pathfinder (the “Merger”) and (ii) a Credit and Security Agreement with Pathfinder pursuant to which Pathfinder would, subject to the qualifications contained therein, fund certain operating requirements of the Company in advance of entering into the Merger Agreement and pending consummation of the Merger (the “Credit and Security Agreement”);

WHEREAS, contemporaneous with execution of the Letter of Intent, the Company and Pathfinder entered into the Credit and Security Agreement;

WHEREAS, in order to induce Pathfinder to enter into the Letter of Intent and Credit and Security Agreement, certain executives of the Company, including Executive, have consented to a severance arrangement as described in the Letter of Intent and detailed with respect to the Executive in this Agreement; and

WHEREAS, entering into of the Merger Agreement is conditioned on the Company and Executive entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Continued Employment Period; Termination of Employment.

(a)          From and after the date hereof and until November 30, 2010 (the “Continued Employment Period”), Executive shall continue to be employed by the Company pursuant to the terms of the Employment Agreement.  Executive shall be entitled to receive the unpaid portion, if any, of his base salary earned during the Continued Employment Period, in accordance with the Company's standard payroll procedures, and any expense reimbursements for expenses incurred during that period, duly submitted and approved in accordance with the Company’s expense policy.

(b)         During the Continued Employment Period Executive shall be free to pursue other employment and engage in consulting assignments so long as such activities do not conflict or interfere with Executive’s ability to carry out his duties on behalf of the Company.

(c)         Effective upon expiration of the Continued Employment Period (the “Employment Termination Date”), (i) Executive’s employment by the Company in all capacities shall be automatically terminated and (ii) the Employment Agreement and Change of Control Agreement shall be automatically terminated and neither Executive nor the Company shall have any further rights or obligations thereunder, except that the rights and obligations of the Company and Executive set forth in Section 6 (Confidential Information) and Section 7 (Inventions and Patents)of the Employment Agreement shall continue in full force and effect (it being understood that to the extent any such provisions or definitions referred to therein relate to the period of employment, they shall be construed to relate to the Transition Period as well). Notwithstanding the foregoing, the Parties’ rights and obligations under the Change of Control Agreement shall be reinstated effective from the date of this Agreement upon a breach by the Company of its obligations set forth in Section 2 and 4 hereof and failure to cure the same within 30 days of written notice thereof by the Executive.  For avoidance of doubt, Executive and the Company agree that the Company shall have no obligations under paragraphs (a) and (b) of Section 2 if the Merger is not consummated for any reason.

2.           Severance Compensation.

(a)         Upon consummation of the Merger, Executive shall be entitled to a lump sum cash payment equal to $78,750; provided that such cash payment shall not become payable unless and until the Company or Pathfinder shall have raised at least $3 million in gross cash proceeds from cumulative equity financings from and after September 1, 2010.  Such lump sum payment will be processed through ADP to allow for 401(k) eligibility.

(b)         Upon consummation of the Merger, Executive will be granted non-qualified stock options to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $78,750 by the closing stock price on the trading day immediately preceding consummation of the Merger (the “Closing Price”). The stock options shall be vested and exercisable in full immediately upon grant, shall have an exercise price equal to fair market value on the date of grant (as reflected by the Closing Price), shall have a term of three years and shall contain such other terms and conditions, not inconsistent with the foregoing, as are applicable to non-qualified stock options currently granted by the Company to employees generally.  In addition, neither the shares acquired pursuant to exercise of the stock options nor interests therein may be sold, transferred or otherwise disposed of during the two years following consummation of the Merger without the Company’s prior written consent.

(c)         If, during the Continued Employment Period, a written agreement is entered into to sell substantially all of the current assets of the Company, and if that transaction is consummated within three months following expiration of the Continued Employment Period, Executive will be entitled to receive, upon consummation of the transaction, an additional cash payment equal to 5% of the net cash received by the Company from the sale of such assets.

(d)         It is expressly agreed and understood, that in addition to any other rights the Company may have if Executive exercises Executive’s right of revocation in accordance with the provisions set forth in Section 20 during the seven-day waiting period referred to in such section, Executive shall not be entitled to receive, and the Company shall not be required to pay to Executive, the amounts set forth in Sections 2(a), 2(b) and 2(c) hereof, or any portion thereof.

3.          Transition Period.

(a)         From and after the Employment Termination Date and until the earlier of January 31, 2011 or consummation of the Merger (such period referred to as the “Transition Period”), subject to extension upon mutual agreement by the Parties or early termination by either Party, provided that early termination by Executive shall be on two weeks’ prior written notice to the Company:

i.
Executive shall continue to serve as President, Chief Executive Officer and Chief Financial Officer of the Company, or in such other capacity as the Parties shall mutually agree, on a part-time consulting basis.

ii.	Executive shall devote such time to the business of the Company as is necessary to discharge Executive’s mutually agreed upon consulting duties.

iii.
Executive shall report to the Board or any committee thereof, and shall provide to the Executive Chairman and controller written statements on a weekly basis showing in reasonable detail time spent on Company business including related travel and fees owing in respect thereof.

iv.
Executive shall comply with all of Executive’s obligations hereunder and all applicable laws, industry rules and regulations, and all policies and standards of conduct applicable to consultants of the Company generally.

(b)         In consideration for consulting services rendered including travel time incurred, Executive shall be entitled to receive consulting fees at the rate of $300 per hour.

(c)         Executive shall be entitled to be reimbursed for any expenses reasonably incurred during the Transition Period and related to Executive's services performed for the Company during the Transition Period, such expenses to be duly submitted and approved in accordance with the Company’s expense policy or as may otherwise be approved by the Executive Chairman or the Board (or committee).  During the Transition Period, the Company shall provide Executive with such office space and secretarial support as the Committee shall determine is appropriate in its reasonable discretion.

(d)         During the Transition Period, Executive’s relationship with the Company in respect of the services described above will be that of an independent contractor and not that of an employee, and Executive shall be solely responsible for determining the method, details, means and location from which Executive shall  render services to the Company hereunder.

(e)         Executive shall have full responsibility for applicable withholding taxes for all compensation paid to Executive under this Section 3.  Executive agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes with respect to any compensation paid to Executive under this Section 3, as well as reasonable attorneys’ fees incurred in connection therewith.

(f)           During the Transition Period, Executive shall continue to serve as a member of the Board of Directors of the Company.  In consideration for services rendered and travel time incurred as a member of the Board of Directors of the Company, Executive shall be entitled to receive consulting fees at the rate of $300 per hour. Effective upon expiration of the Transition Period, Executive shall resign as a member of the Board of Directors of the Company and shall tender a written resignation to that effect.

4.          Health Continuation Coverage and Other Benefits.

(a)         The Company acknowledges that Executive is eligible to elect continuation of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms.  Executive acknowledges that Executive received written notice from the Company of Executive’s right under COBRA to elect to continue health insurance coverage at Executive’s own expense, except as stipulated in section 4 (b) herein, after the Employment Termination Date.

(b)         Executive and his spouse shall be entitled to receive from the Company his current health insurance benefits through the Employment Termination Date.  Thereafter, and through February 28, 2011 (provided Executive does not breach any of Executive’s obligations under this Agreement), the Company shall continue to pay for the cost of health insurance coverage through participation in the Company’s group medical and dental plans under COBRA, to the extent permitted by law.

(c)         From and after the Employment Termination Date and through February 28, 2011 (provided Executive does not breach any of Executive’s obligations under this Agreement), the Company shall continue to make contributions on behalf of the Executive to the Company’s 401(k) plan, to the extent permitted by law.

5.           [omitted]

6.           Return of Property and Documents.

(a)          Executive covenants that on or promptly following the Continued Employment Date Executive will return to the Company all Company property in his possession (including, without limitation, computers, materials, records and documents), and will retain no copies (electronic or otherwise) of, any written materials, records and documents made by Executive or coming into Executive’s possession or control in Executive’s capacity as an employee, officer or board member during the course of Executive’s employment with the Company, which contain, relate or refer to, any proprietary or Confidential Information.  Notwithstanding the foregoing, Executive may temporarily retain possession of such Company property as is reasonably necessary for him to perform his assigned duties during the Transition Period.  Executive agrees that at the expiration of the Transition Period, he will return to the Company all such Company property in his possession, whether obtained prior to the Employment Termination Date or during the Transition Period, and that he will retain no copies of any written materials, records and documents made by Executive or coming into Executive’s possession or control during the course of Executive’s performing his services to the Company prior to the Employment Termination Date or during the Transition Period, which contain, relate or refer to, any proprietary or Confidential Information.

7.           Mutual Non-Disparagement.

(a)          Executive covenants and agrees that Executive shall in no way disparage, attempt to discredit, or otherwise call into disrepute, the Company or its subsidiaries, affiliates, successors, assigns, officers, directors, employees, shareholders, fund managers or agents, or any of their products or services, in any manner that would damage the business or reputation of the Company, its products or services or its subsidiaries, affiliates, successors, assigns, officers, directors, employees, fund managers or agents.  Executive further covenants and agrees that Executive shall not otherwise engage in conduct which could reasonably be expected to disrupt, damage, impair or interfere with the business reputation of the Company.  Without limiting the foregoing, Executive shall not make any comments or statements to the press, employees or former employees of the Company, any client or prospective or former client of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such comment or statement could reasonably be expected to  adversely affect the conduct of the business of the Company, or any of its plans or prospects or the business reputation of the Company or any of its products or services or that of any of its employees, except as may be required by applicable law or subpoena.

(b)         None of the Company or its subsidiaries, affiliates, successors, assigns, officers, or directors shall in any way disparage, attempt to discredit, or otherwise call into disrepute Executive, in any manner that would damage Executive’s reputation.  The Company further covenants and agrees that the Company shall not otherwise engage in conduct which could be reasonably expected to disrupt, damage, impair or interfere with the business reputation of Executive.  Without limiting the foregoing, Company shall not make any comments or statements to the press, any client or prospective or former client of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such comment or statement could reasonably be expected to adversely affect the business reputation of the Executive, except as may be required by applicable law or subpoena.

(c)         The Company and Executive agree that the Company shall issue a press release or other public disclosure announcing Executive's separation from the Company, in form and substance reasonably satisfactory to the Parties.  Executive shall not issue any other press release relating to the Company, Executive’s employment with the Company or Executive’s termination of employment with the Company without the prior written consent of the Company, in its sole discretion, except as may be required by applicable law.  The Company shall not issue any other press release relating to the Executive’s employment with the Company or Executive’s termination of employment with the Company without the prior written consent of Executive, in his sole discretion, except as may be required by applicable law.

8.           [omitted]

9.           Non-Solicitation.

(a)         For a period commencing on the date hereof and ending on the first anniversary of the expiration of the Transition Period  (the “Non-Solicitation Period”), Executive shall not, directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, attempt to persuade or solicit any person who is an employee of, or consultant, independent contractor, or other vendor for, or customer of, the Company, (i) to terminate such employment, consulting, independent contractor, vendor or customer relationship or (ii) to use any Confidential Information for the benefit of any person other than the Company.

For the purpose of this Section 9(a), “customer” shall include any entity that purchased any product or service from the Company or its distributors within twelve months of the termination of Executive’s employment hereunder, without regard to the reason for such termination.  The term “customer” also includes any former customer or potential customer of the Company which the Company has solicited within twelve months of such termination, for the purpose of selling or providing any product or service then sold or provided, or then actively being developed to be sold or provided, by the Company.

(b)         Executive represents and warrants that prior to the date hereof, Executive has not engaged in any of the foregoing actions set forth in Section 9(a) above.

10.        Mutual Release and Waiver.

(a)         Executive hereby acknowledges that a portion of the consideration Executive receives under this Agreement is in addition to anything of value to which the Executive is already entitled.

(b)         Subject to the provisions of the penultimate  sentence of Section 1(c) above, Executive (for himself, his agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiaries, affiliates, predecessors or other related entities, and the respective employees, agents and affiliates thereof, as well as the successors, shareholders, partners, members, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present, from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law, excepting only (i) those obligations existing under the Indemnification Agreement and (ii)  those obligations expressly recited to be performed hereunder.  This release includes, but is not limited to, all claims of discrimination in employment under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and other federal, state, or local law.

(c)         The Company does hereby and forever release and discharge Executive from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity (collectively, “Claims”), which the Company has or may have against Executive by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law, excepting only (i) those obligations existing under the Indemnification Agreement and (ii) those obligations expressly recited to be performed hereunder; provided, that, the foregoing release shall not apply to Claims which the Company has or may have against Executive by reason of (i) any criminal acts or acts of fraud of Executive or (ii) the willful and material breach by Executive of Sections  6 or 7 of  the Employment Agreement, occurring or existing on or prior to the date hereof.

(d)         Except for those obligations created by or arising out of this Agreement and except as limited in this Agreement, it is the intention of Executive and the Company in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Executive and the Company hereby expressly and mutually consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

(e)         Executive and the Company acknowledge that each party may hereafter discover claims or facts in addition to or different from those which each party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Executive and the Company hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts; provided, that, the Company does not waive any right, claim or cause of action that might arise as a result of the discovery of claims or facts in addition to or different from those which the Company now knows or believes to exist with respect to the subject matter of this Agreement as such rights, claims or causes of action relate to any criminal acts or acts of fraud of Executive or the willful breach by Executive of the Employment Agreement, occurring or existing on or prior to the date hereof.

11.        Sole Entitlement.  Executive acknowledges and agrees that no compensation or benefits are owing to Executive except as set forth in this Agreement or under the terms of the Company's 401(k) plan.

12.        Remedies.  Each of the Parties acknowledges and agrees that their respective rights and obligations under this Agreement that are not monetary in nature are of a specialized and unique character, that a monetary remedy for a breach of the agreements relating to such rights and obligations set forth in this Agreement will be inadequate and impracticable and that immediate and irreparable damage will result to the non-breaching Party if the breaching Party fails to or refuses to perform such Party’s obligations under this Agreement.  Notwithstanding any election by any person to claim damages from the breaching Party as a result of any such failure or refusal, the non-breaching Party may, in addition to any other remedies and damages available, seek temporary and permanent injunctive relief (without the posting of a bond or other security) in a court of competent jurisdiction to restrain any such failure or refusal and the breaching Party, on the breaching Party’s own behalf and on behalf of the breaching Party’s affiliates, waives any defense that the non-breaching Party has an adequate remedy at law.  The breaching Party agrees that, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

13.        No Admissions.  Nothing in this Agreement is nor shall it be construed as being an admission of wrongdoing or liability by either Executive or the Company.

14.        Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement shall be paid by the party incurring such fees or expenses.

15.        Severability.  Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Agreement are unreasonable, then it is the intention and the agreement of the Parties hereto that the provisions hereof shall be construed by the court in such a manner as to impose only those restrictions on Executive’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the Parties hereto that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

16.        Entire Agreement; Effectiveness; All Other Agreements Superseded.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, including but not limited to, the Employment Agreement  and Change of Control Agreement.  This Agreement shall be effective on the date hereof irrespective of the date, if ever, of consummation of the Merger.  There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein.  This Agreement may be amended or modified only by written agreement of the parties.

17.        Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

18.        Dispute Resolution.

(a)         Subject to Section 12 hereof, any dispute, controversy or claim arising out of or relating to any provision of this Agreement and any instruments or agreements delivered in connection herewith or the interpretation, enforceability, performance, breach, termination or validity hereof or thereof, including without limitation, this arbitration clause, shall be determined exclusively through a final and binding arbitration to be held in New York City, New York, administered and conducted before a single arbitrator mutually agreed upon by the Parties and pursuant to the National Rules For Resolution of Employment Disputes of the American Arbitration Association.  The claims subject to arbitration include, without limitation, all matters concerning, relating to or arising out of this Agreement and Executive’s employment or its termination.  Judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction.  The arbitrator shall be a former jurist or an attorney with substantial experience in employment matters.  The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law.  EXECUTIVE AND COMPANY EXPRESSLY WAIVE ALL RIGHTS TO A JURY TRIAL IN COURT ON ALL STATUTORY OR OTHER CLAIMS.

(b)         Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts.  However, attorney fees and costs incurred by the party that prevails in any arbitration commenced pursuant to this Section 18 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 18 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 18 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate and lawful under the circumstances.

19.        Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Company may assign this Agreement to any affiliate or successor of the Company without the prior consent of Executive.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. In the event of the Executive’s death, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

20.        Waiting Period and Right of Revocation.

(a)         EXECUTIVE ACKNOWLEDGES (SAYS) THAT EXECUTIVE IS AWARE THAT AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT IN ITS FINAL FORM FOR TWENTY-ONE DAYS BEFORE SIGNING IT AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING (GIVING UP) THIS RIGHT FREELY AND VOLUNTARILY.  EXECUTIVE ALSO ACKNOWLEDGES (SAYS) THAT EXECUTIVE IS AWARE OF AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO REVOKE (CANCEL) THE PORTION OF THIS AGREEMENT RELEASING AGE DISCRIMINATION CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT FOR A PERIOD OF SEVEN CALENDAR DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION (CANCELLATION) PERIOD HAS EXPIRED.  TO REVOKE (CANCEL) THE APPLICABLE PORTION OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE OF SAME TO THE COMPANY WITHIN SEVEN CALENDAR DAYS OF SIGNING IT.  SHOULD EXECUTIVE REVOKE, THE COMPANY SHALL HAVE THE RIGHT, IN ITS SOLE DISCRETION, TO TERMINATE OR NOT TERMINATE THE REMAINDER OF THE AGREEMENT.

21.        Attorney Advice.  EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY AND THAT EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

22.        Understanding of Agreement.  Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

23.        Counterparts/Facsimile Execution.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

24.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company:

SyntheMed, Inc.
200 Middlesex Essex Turnpike
Iselin, New Jersey 08830
Attention: Compensation Committee Chairman

(b)	if to Executive:

Robert P. Hickey
92 Gooseneck Point Rd.
Oceanport, NJ 07757

25.        Headings. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

[signature page follows]

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

EXECUTIVE:

By:	/s/ Robert P. Hickey
Robert P. Hickey

COMPANY:

SYNTHEMED, INC.,
a Delaware corporation

By:	/s/ Barry R. Frankel
Name: Barry R. Frankel
Title: Member Board